Exhibit 10.15

                                 AMENDMENT NO. 3
                                     TO THE
                      1978 NON-QUALIFIED STOCK OPTION PLAN
                            OF NOBLE AFFILIATES, INC.


     WHEREAS, Noble Affiliates, Inc. (the "Company") has proposed the distribution of the common stock of Noble Drilling Corporation ("Noble Drilling") on a pro rata basis to holders of the common stock of the Company (the "Distribution"), which proposal is described in detail in the Company's proxy statement dated March 25, 1985 (terms used and not otherwise defined herein are used herein with the meanings assigned to them in such proxy statement); and

     WHEREAS, the proposed Distribution may require an adjustment in the terms of outstanding stock options granted under the Company's 1978 Non-Qualified Stock Option Plan (the "1978 Plan") to compensate the option holder for the loss of his right to indirectly purchase part of Noble Drilling and the possible loss of a portion of the market value of the Company's common stock as a result of the Distribution; and

     WHEREAS, on March 22, 1985, the Board of Directors of the Company adopted a resolution providing for the amendment (the "Amendment") of the 1978 Plan in connection with the proposed Distribution, and on April 23, 1985, the shareholders of the Company approved the Amendment; and

     WHEREAS, any increase in the number of authorized shares under the 1978 Plan as a result of the Amendment cannot be determined until after the Distribution Record Date and Company Adjustment Date;

     NOW, THEREFORE, the 1978 Plan is hereby amended in the following respects only:

     FIRST: The first sentence of Section 3 of the 1978 Plan is hereby amended by restatement in its entirety to read as follows:

          "Options may be granted by the Company from time to time under the Plan to purchase an aggregate of 2,186,397 shares of the authorized but unissued
     Common Stock.  "

     SECOND: The second paragraph of Section 8 of the 1978 Plan is hereby amended by restatement in its entirety to read as follows:

          "Each option granted under the Plan shall be exercisable from time to time over a period commencing one year from the date of grant of the option and ending upon the termination of the option, provided that the Committee may by the provisions of any option limit the number of shares purchasable thereunder in any period or periods of time during which the option is exercisable and, provided further, that the Committee, in its sole and absolute discretion, may accelerate the exercise date of any outstanding Option to any date subsequent to the date of grant."

     PROVIDED, upon determination that the Amendment effects an increase in the authorized shares under the 1978 Plan, the Secretary of the Company is authorized and directed to fill in the blank in the first sentence of Section 3 of the 1978 Plan with the aggregate number of shares then authorized by the 1978 Plan, it being intended that until such time (and thereafter if no increase is necessary), the authorized shares under the 1978 Plan shall be 2,160,000.

     IN WITNESS WHEREOF, this Amendment has been executed as of the 30th day of July, 1985.

                                 NOBLE AFFILIATES, INC.



                                  By, GEORG J. McLEOD
                                   George J. McLeod,
                                   President and Chief Executive
                                   Officer


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